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                                                                      Exhibit 10


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Contract Owners
Horace Mann Life Insurance Company Qualified Group Annuity Separate Account The Board of Directors
Horace Mann Life Insurance Company:

We consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" and the use of our report dated April 27, 2007 with respect to the statutory statements of admitted assets, liabilities and capital and surplus of Horace Mann Life Insurance Company as of December 31, 2006 and 2005, and the related statutory statements of operations, capital and surplus and cash flows for each of the years in the three-year period ended December 31, 2006 and related schedules I, III & VI and IV included in the Registration Statement under the Securities Act of 1933 (File No.333-138322) on Form N-4. Our report dated April 27, 2007 includes explanatory language that states that Horace Mann Life Insurance Company prepared the statutory financial statements using statutory accounting practices prescribed or permitted by the Illinois Department of Financial and Professional Regulation - Division of Insurance, which practices differ from U.S. generally accepted accounting principles. Accordingly, our report states that the statutory financial statements are not presented fairly in conformity with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in conformity with statutory accounting practices.



KPMG LLP
Chicago, Illinois
May 9, 2007